Exhibit 99.1

JDS UNIPHASE ANNOUNCES DEPARTURE OF CFO RON FOSTER

SAN JOSE, Calif., February 11, 2005 - JDS Uniphase Corporation (Nasdaq: JDSU and TSX: JDU), today announced that Ronald C. Foster will step down as executive vice president and chief financial officer, effective immediately. Mr. Foster will remain with the Company until March 1, 2005 to ensure an orderly transition of responsibilities. The Company has commenced an aggressive nationwide search for Mr. Foster’s replacement.

“All of us at JDS Uniphase appreciate Ron’s contributions and service,” said Chief Executive Officer Kevin Kennedy. “As we conduct a search for our new Chief Financial Officer, we remain steadfastly focused on our program to drive costs out of our business model.”

The Company is pleased to announce that David Vellequette, Vice President and Operations Controller, will immediately assume the role of interim senior financial officer.

“Both I and the Board of Directors expect the transition to progress smoothly and deliberately,” Mr. Kennedy added.

About JDS Uniphase

JDS Uniphase Corporation designs and manufactures products for markets where its core optics technologies provide innovative solutions for industrial, commercial and consumer applications. The Company offers components, modules and subsystems for data communications, telecommunications and cable television, display, product and document authentication, medical/environmental instrumentation, decorative, aerospace and defense applications. More information is available at www.jdsu.com.